Exhibit 99.1

Nabriva Therapeutics and Roivant Sciences Enter into License Agreement to Develop and Commercialize Lefamulin in Greater China

DUBLIN, Ireland, and HONG KONG, March 27, 2018 — Nabriva Therapeutics plc (NASDAQ:NBRV), a clinical stage biopharmaceutical company engaged in the research and development of novel anti-infective agents to treat serious infections, with a focus on the pleuromutilin class of antibiotics, and Roivant Sciences, today announced the initiation of a collaboration to develop and commercialize lefamulin in greater China. Lefamulin has completed a pivotal, international Phase 3 clinical trial for the treatment of adults with moderate to severe community-acquired bacterial pneumonia (CABP). Topline data from a second pivotal, international Phase 3 clinical trial are expected in the spring of 2018.

As part of the license agreement, Nabriva has granted a Roivant subsidiary an exclusive license to develop and commercialize lefamulin in the greater China region, specifically the People’s Republic of China, Hong Kong, Macau, and Taiwan. The companies will establish a joint development committee to review and oversee all development and commercialization plans. Nabriva will receive a $5 million upfront payment and will be eligible for up to approximately $90 million in additional payments tied to the successful completion of certain regulatory and commercial milestones related to lefamulin for CABP. In addition, Nabriva will be eligible to receive low double-digit royalties on sales upon approval in the covered territories. Roivant’s affiliate will be solely responsible for all clinical development and regulatory filings necessary to secure approval in the covered territories.

“Our partnership with Roivant underscores our commitment to ensuring rapid access to lefamulin for adults with CABP around the globe,” said Dr. Colin Broom, chief executive officer of Nabriva Therapeutics. “Roivant has a broad therapeutic portfolio and deep development and commercialization expertise, making the company an excellent partner as we pursue bringing an important and much-needed new treatment option for CABP—and potentially other serious bacterial infections—to China and surrounding territories. The funding from this agreement will also contribute to our efforts to prepare for a successful launch should lefamulin be approved in the United States.”

“This partnership demonstrates our commitment to build out a robust pipeline of products in China in addition to derazantinib,” said Vivek Ramaswamy, founder and chief executive officer of Roivant Sciences. “It is also indicative of our desire to develop treatments for infectious diseases beyond hepatitis B virus. Increasing resistance to commonly prescribed anti-infectives represents a significant threat to public health, especially in China, but we believe that lefamulin’s novel mechanism of action represents a promising advance. Our partnership with Nabriva is an important step in our contribution to this area of medicine and this region of the world.”

Pneumonia is a leading cause of infectious disease mortality worldwide. In China, pneumonia is the fourth leading cause of death in urban areas and the leading cause of death in rural areas.(1)  Mortality is expected to rise as bacteria become increasingly resistant to currently prescribed treatments. The incidence of multi-drug resistant pneumonia is rising in China and several other Asian countries.(2),(3),(4)

About Lefamulin

Lefamulin is a semi-synthetic derivative of pleuromutilin that inhibits a key process for bacterial growth. In pre-clinical studies, lefamulin has demonstrated a targeted spectrum of activity against the pathogens that most commonly cause CABP, including multi-drug resistant strains. Due to its novel mechanism of action, low incidence of cross-resistance between other antibacterial agents commonly used to treat CABP, and low propensity for bacterial resistance to develop, lefamulin has the potential to be used as a first-line empiric monotherapy for the treatment of CABP. Furthermore, if approved, the availability of both oral and intravenous (IV) formulations and a favorable tolerability profile make it appropriate for potential use across all three CABP treatment settings, including in-hospital, transition of care, and community-initiated.

In the U.S., Nabriva Therapeutics anticipates filing a New Drug Application in the second half of 2018 contingent on positive results from its second, pivotal Phase 3 clinical trial of lefamulin for CAPB, which is referred to as LEAP 2. Topline data from LEAP 2 is expected in the spring of 2018. LEAP 2 is designed to assess the efficacy and safety of oral lefamulin compared to oral moxifloxacin in adult patients with moderate CABP. In September 2017, Nabriva Therapeutics announced positive topline results from its first Phase 3 clinical trial of lefamulin for CAPB, which is referred to as LEAP 1, which evaluated the efficacy and safety of intravenous (IV) to oral lefamulin in adult patients with moderate to severe CABP compared to moxifloxacin with or without adjunctive linezolid. In LEAP 1, lefamulin met both the U.S. Food and Drug Administration (FDA) and European Medicines Agency (EMA) primary endpoints of non-inferiority compared to moxifloxacin with or without adjunctive linezolid. Lefamulin also showed a favorable tolerability profile in the LEAP 1 trial, with no unexpected safety signals or evidence of off-target activity.

About Roivant Sciences

Roivant is dedicated to transformative innovation in healthcare. Roivant focuses on realizing the full potential of promising biomedical research by developing and commercializing novel therapies across diverse therapeutic areas. Roivant partners with innovative biopharmaceutical companies and academic institutions to ensure that important medicines are rapidly developed and delivered to patients.

(1)  Guan X, Silk B, Li W, et al. Pneumonia incidence and mortality in mainland China: systematic review of Chinese and English literature, 1985-2008

(2)  Liu Y, Chen M, Zhao T, et al. Causative agent distribution and antibiotic therapy assessment among adult patients with community acquired pneumonia in Chinese urban population. BMC Infect Dis 2009;9:31.

(3)  Cao B, Zhao CJ, Yin YD, et al. High prevalence of macrolide resistance in Mycoplasma pneumoniae isolates from adult and adolescent patients with respiratory tract infection in China. Clin Infect Dis 2010;51:189—94.

(4)  Qiao M, Ying GG, Singer A, et al. Review of antibiotic resistance in China and its environment. Env Intl 2018;110:160-172

Roivant advances its drug pipelines through wholly- or majority-owned subsidiary companies, including Myovant (women’s health and endocrine diseases), Axovant (neurology), Urovant (urology), Enzyvant (rare diseases), Dermavant (dermatology) and Metavant (cardiometabolic diseases). Roivant also pursues its mission by incubating and launching innovative healthcare companies operating outside of traditional biopharmaceutical development, including Datavant (healthcare analytics). Roivant’s long-range mission is to reduce the time and cost of developing and delivering new medicines for patients.

About Nabriva Therapeutics plc

Nabriva Therapeutics is a biopharmaceutical company engaged in the research and development of new medicines to treat serious bacterial infections, with a focus on the pleuromutilin class of antibiotics. Nabriva Therapeutics’ medicinal chemistry expertise has enabled targeted discovery of novel pleuromutilins, including both intravenous and oral formulations. Nabriva Therapeutics’ lead product candidate, lefamulin, is a novel semi-synthetic pleuromutilin antibiotic with the potential to be the first-in-class available for systemic administration in humans. The company believes that lefamulin is the first antibiotic with a novel mechanism of action to have reached late-stage clinical development in more than a decade. Nabriva has announced positive topline data for lefamulin from the first of its two global, registrational Phase 3 clinical trials evaluating lefamulin in patients with moderate to severe community-acquired bacterial pneumonia (CABP). Nabriva Therapeutics believes lefamulin is well-positioned for use as a first-line empiric monotherapy for the treatment of moderate to severe CABP due to its novel mechanism of action, targeted spectrum of activity, resistance profile, achievement of substantial drug concentration in lung tissue and fluid, oral and IV formulations and a favorable tolerability profile, with the results of the LEAP 1 trial showing a rate of treatment-emergent adverse events comparable to moxifloxacin with or without linezolid. Nabriva Therapeutics is evaluating the continued development of lefamulin for additional indications and is developing a formulation of lefamulin appropriate for pediatric use.

Outside of the greater China region, Nabriva Therapeutics owns exclusive rights to lefamulin, which is protected by composition of matter patents issued in the United States, Europe and Japan.

Forward-Looking Statements

Any statements in this press release about future expectations, plans and prospects for Nabriva, including but not limited to statements about the development of Nabriva’s product candidates, such as the future development or commercialization of lefamulin in the greater China region, the potential benefits under its license agreement with Roivant and its subsidiary, plans for the design, conduct and timelines of Nabriva’s ongoing Phase 3 clinical trial of lefamulin for CABP, the clinical utility of lefamulin for CABP and Nabriva’s plans for filing of regulatory approvals and efforts to bring lefamulin to market, the market opportunity for and the potential market acceptance of lefamulin for CABP, the development of lefamulin for additional indications, the development of additional formulations of lefamulin, plans to pursue research and development of other product candidates, the sufficiency of Nabriva’s existing cash resources and other statements containing the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “target,” “potential,” “likely,” “will,” “would,” “could,” “should,” “continue,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated

by such forward-looking statements as a result of various important factors, including: the uncertainties inherent in the initiation and conduct of clinical trials, availability and timing of data from clinical trials, whether results of early clinical trials or trials in different disease indications will be indicative of the results of ongoing or future trials, whether results of Nabriva’s first Phase 3 clinical trial of lefamulin will be indicative of the results for its second Phase 3 clinical trial of lefamulin, uncertainties associated with regulatory review of clinical trials and applications for marketing approvals, the availability or commercial potential of product candidates including lefamulin for use as a first-line empiric monotherapy for the treatment of moderate to severe CABP, the sufficiency of cash resources and need for additional financing and such other important factors as are set forth under the caption “Risk Factors” in Nabriva’s annual and quarterly reports on file with the U.S. Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent Nabriva’s views as of the date of this release. Nabriva anticipates that subsequent events and developments will cause its views to change. However, while Nabriva may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing Nabriva’s views as of any date subsequent to the date of this release.

CONTACTS:

Nabriva Therapeutics plc

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610-816-6657

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W2Opure
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